  Exhibit 99.1

Zoom Telephonics Reports Sales of $10.6 Million for Q4 2019 and $37.6 Million for Year 2019

Company to Host Conference Call on Friday, February 28, 2020 at 10:00a.m. Eastern Time

Boston, MA, February 27, 2020 – Zoom Telephonics, Inc. (“Zoom” or “the Company”) (OTCQB: ZMTP), a leading producer of cable modems and other communication products, today reported financial results for its 2019 fourth quarter and year ended December 31, 2019.

Financial Highlights (Q4 and full year 2019 comparisons to prior year’s period)

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Q4 net sales increased 41.6% to $10.6 million in comparison to Q4 of 2018.
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Q4 gross margin decreased to 24.5% from 31.6% in the same quarter of 2018, as China tariffs increased cost of goods by $1.3 million in Q4 2019.
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Year-over-year net sales increased 16.4% to $37.6 million due primarily to strong sales from E-tail/Retail.
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2019 gross margin decreased to 29.0% from 36.0% in the prior year. China tariffs impacted margin by $3.2 million in 2019.
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Q4 net loss was approximately $1.15 million, or $0.06 per share, compared to a net loss of $0.8 million, or $0.05 per share, for Q4 2018. 2019 net loss was $3.28 million, or $0.18 per share, compared to a net loss of $74 thousand, or $0.00 per share, for 2018.

Management Commentary
Joe Wytanis, Zoom’s CEO, commented on the fiscal year and quarter, “2019 turned out to be our best year in revenue since 2001 and we closed with year over year growth accelerating. Our Q4FY2019 sales were up 41.6% from the prior year quarter whereas third quarter sales were up 20.8% and the second quarter saw sales grow 8.5%. Our products continue to gain recognition for their quality and value, as we reported right at year end, Wirecutter magazine named our MB7621 Cable Modem as “The Best Modem For Most People”. We intend to build on this sort of recognition with an aggressive sales and marketing program supported by a steady cadence of new product rollouts.”

Mr. Wytanis continued, “While we were pleased with our top line performance in both the fourth quarter and full year, our bottom line was negatively impacted by the significant burden of China tariffs which led to a net loss again in Q4FY2019. Similar to what we experienced in Q3FY2019, we would have been profitable in Q4FY2019 with $164 thousand of net income, but again the tariffs changed that. Our laser focus is to transition our production from China to Vietnam as quickly as possible. We have a production transition plan in place and we’re executing on it.”

John Lauten, Zoom’s Senior Vice President of Operations added, “With our sales growth momentum, rising customer demand and the expansion of our product portfolio, we plan to execute on our operational objectives to optimize our supply chain and organizational capabilities. Moving our production to Vietnam will not only benefit us with a lower overall tariff exposure, but it will also further strengthen and diversify our global supply chain model.”

2019 Fourth Quarter Financial Review
The Company reported an increase in net sales of 41.6% to $10.6 million for the fourth quarter ended December 31, 2019, up from $7.5 million for the fourth quarter ended December 31, 2018. The increase in sales was driven by increased sales through E/Retail.

Gross profit was $2.6 million or 24.5% of net sales in the fourth quarter of 2019, compared to $2.4 million or 31.6% of net sales for the fourth quarter of 2018. The decrease in gross profit and gross margin was primarily due to China tariffs increasing cost of goods $1.3 million and $0.23 million in the fourth quarter of 2019 and 2018 respectively.

Operating expenses were $3.7 million or 35.2% of net sales in the fourth quarter of 2019, compared to $3.1 million or 41.8% of net sales in the same period of 2018. Selling expenses increased approximately $193 thousand for the fourth quarter of 2019, primarily due to increases in trademark royalty costs and brick-and-mortar retailer marketing expenses, offset by a reduction in advertising costs. General and administrative expenses increased approximately $220 thousand to $809 thousand for the fourth quarter of 2019 mostly due to a one-time bad debt reserve. Research and development expenses were $753 thousand for the 2019 fourth quarter, up from $573 thousand in the same period of 2018, with the $180 thousand increase largely due to salary, consulting, and related costs to support accelerated product development.

Zoom reported a net loss of $1.15 million thousand or $0.06 per share for the fourth quarter of 2019, compared to net loss of $0.8 million or $0.05 per share in the same period of 2018. The loss in the fourth quarter of 2019 was primarily due to the impact of tariffs on Zoom’s cost of goods sold.

2019 Fiscal Year Financial Review
Net sales for year 2019 increased 16.4% to $37.6 million from $32.3 million for 2018. Sales increased mostly through retail and e-tail channels. Sales grew in routers, MoCA adapters, and DSL products, with the largest sales increase in cable modems and cable modem routers.

Gross profit in 2019 was $10.9 million or 29.0% of net sales, down from $11.6 million or 36.0% of net sales for year 2018.  The decrease in gross profit and gross margin from prior year was primarily due tariff costs of $3.2 million.

Operating expenses in 2019 were $14.1 million or 37.6% of net sales, versus $11.6 million or 35.9% of net sales in 2018. Selling expenses increased approximately $1.1 million to $9.2 million for the year, as increases in trademark royalty costs and brick-and-mortar retailer marketing expenses, were partially offset by savings in advertising costs. General and administrative expenses increased approximately $1.0 million to $2.7 million for year 2019, due to increased salary and related expenses, consulting, outside service costs, and a one-time bad debt provision. Research and development expenses were $2.2 million for 2019, up from $1.8 million in 2018. The increase of approximated $0.5 million was primarily due salary and related costs, and increased product testing, certification and software development costs.

Zoom reported a net loss of $3.28 million or $0.18 per share for the year 2019, compared to net loss of $74 thousand or $0.00 per share for year 2018. This increase in net loss from prior year was primarily due to tariff costs of $3.2 million.

Balance Sheet Highlights
At December 31, 2019 Zoom had $1.2 million in cash; $0 drawn on a $3.0 million line of credit; no long-term debt; $6.1 million stockholders’ equity; working capital of $5.4 million; and a current ratio of 1.69.

Conference Call Details

Date/Time:	Friday, February 28, 2020 – 10:00 a.m. ET

Participant Dial-In Numbers:
(United States):	866-393-7958
(International):	706-643-5255

Conference ID	7762499

To access the call, please dial-in approximately five minutes before the start time and, when asked, provide the operator with the conference ID 7762499. An accompanying slide presentation will be available in PDF format via the Investor Relations section of Zoom Telephonics’ website at www.zoom.net/SQ419 shortly before the call.

About Zoom Telephonics
Zoom Telephonics, Inc. designs, produces, markets, and supports cable modems and other communication products. The Company’s worldwide Motorola license agreement includes cable modems and gateways, local area network products including routers and MoCA Adapters, DSL modems and gateways, cellular modems and routers and sensors, and other Internet and network products. For more information about Zoom and its products, please visit www.zoom.net.

MOTOROLA and the Stylized M Logo are trademarks or registered trademarks of Motorola Trademark Holdings, LLC and are used under license.

Forward Looking Statements
This release contains forward-looking information relating to Zoom’s plans, expectations, and intentions. Actual results may be materially different from expectations as a result of known and unknown risks, including: the potential increase in tariffs on the Company's imports; potential difficulties and supply interruptions from moving the manufacturing of most of the Company’s products to Vietnam; potential changes in NAFTA; the potential need for additional funding which Zoom may be unable to obtain; declining demand for certain of Zoom’s products; delays, unanticipated costs, interruptions or other uncertainties associated with Zoom’s production and shipping; Zoom’s reliance on several key outsourcing partners; uncertainty of key customers’ plans and orders; risks relating to product certifications; Zoom’s dependence on key employees; uncertainty of new product development, including certification and overall project delays, budget overruns, and the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; costs and senior management distractions due to patent-related matters; and other risks set forth in Zoom’s filings with the Securities and Exchange Commission. Zoom cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Zoom expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Zoom’s expectations or any change in events, conditions or circumstance on which any such statement is based.

Investor Relations Contact:
Jeremy Hellman, Vice-President
The Equity Group Inc.
Phone: 212-836-9626
Email: jhellman@equityny.com

 ZOOM TELEPHONICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
For the Three Months and Twelve Months Ended December 31, 2019 and 2018
     (in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	12/31/19	12/31/18	12/31/19	12/31/18

Net sales	$10,571	$7,464	$37,614	$32,323
Cost of goods sold	7,979	5,107	26,708	20,679

Gross profit	2,592	2,357	10,906	11,644

Operating expenses:
Selling	2,154	1,961	9,223	8,171
General and administrative	809	589	2,667	1,648
Research and development	753	573	2,237	1,772
Total operating expenses	3,716	3,123	14,127	11,591

Operating profit (loss)	(1,124)	(766)	(3,221)	53

Other income (expense), net	(18)	(56)	(23)	(101)

Income (loss) before income taxes	(1,142)	(822)	(3,244)	(48)

Income tax expense	8	4	32	26

Net income (loss)	$(1,150)	$(826)	$(3,276)	$(74)

Earnings (loss) per share:
Basic and Diluted Earnings (loss) per share	$(0.06)	$(0.05)	$(0.18)	$(0.00)

Weighted average number of shares outstanding:
Basic and Diluted	20,893	16,109	18,051	15,957

ZOOM TELEPHONICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands, except share data)

	12/31/19	12/31/18

ASSETS

Current assets:

Cash and cash equivalents	$1,217	$126
Restricted Cash	150	––
Accounts receivable, net	4,071	2,761
Inventories, net	7,440	7,928
Prepaid expenses and other	270	918

Total current assets	13,148	11,733

Property and equipment, net	303	261
Operating lease right-of-use assets	103	––
Other assets	349	222

Total assets	$13,903	$12,216

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Bank debt	$––	$1,741
Accounts payable	5,025	4,369
Operating lease liabilities	103	––
Accrued other expenses	2,666	2,230

Total current liabilities	7,794	8,340

Total liabilities	7,794	8,340

Stockholders’ equity:

Common stock and additional paid-in capital	46,706	41,197
Retained earnings (accumulated deficit)	(40,597)	(37,321)

Total stockholders’ equity	6,109	3,876

Total liabilities and stockholders’ equity	$13,903	$12,216

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